Exhibit 99

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Provides 2006 Mid-Year Business Update

Madison, N.J., July 12, 2006 — Wyeth (NYSE: WYE) reaffirms its 2006 full year pro forma diluted earnings per share guidance of $2.97 to $3.07 and announces that, if current business trends continue, full year earnings would reach at least the upper end of the range. This estimate is pro forma as it excludes any potential restructuring charges resulting from the Company’s ongoing review of business processes and systems.

Robert Essner, Chairman and Chief Executive Officer, Wyeth, comments: “Our expectations for 2006 reflect solid ongoing operating performance driven both by revenue growth and cost control. We expect to deliver on our stated goal of growing earnings at a meaningfully faster rate than revenue.”

In addition, the Company states that it submitted a timely response to the May 8 Warning Letter received from the U.S. Food and Drug Administration (FDA) that raised several specific concerns about manufacturing at Wyeth’s Guayama, Puerto Rico facility. Wyeth has put a comprehensive corrective action plan in place and is working with the regional FDA office to determine next steps. Wyeth remains committed to the highest standards of quality and compliance in the manufacturing of its products. The Company intends to work cooperatively with the FDA to address the issues raised in the Warning Letter as quickly and effectively as possible. While it is too early to predict with any assurance how long it will take to resolve these issues, Wyeth believes it is moving in the right direction and it is the Company’s goal that resolution of these issues be reached by the end of this year, subject to the FDA’s satisfaction with Wyeth’s continued performance of timely corrective actions.

Wyeth also reports that in order to further define the profile of DVS-233, a serotonin norepinephrine re-uptake inhibitor, additional clinical trials in depression are being conducted, including studies at lower dosage levels. The Company plans to evaluate the results of these studies in early 2007. Wyeth plans to launch the product in 2007 with those lower dose data available, subject to FDA’s approval of the Company’s New Drug Application (NDA).

Finally, Wyeth reports that it expects to launch Lybrel, its new oral contraceptive, in 2007 subject to satisfactory resolution of items outlined in the FDA’s June 27 approvable letter and a satisfactory preapproval inspection at the Company’s Guayama manufacturing site.

Wyeth will hold a conference call with investors and research analysts at 5:00 p.m. Eastern Time today. Interested investors and others may listen to today’s call live or on a delayed basis through the internet webcast, which may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink. Also, please refer to the Company’s Internet website for recent announcements and additional information.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include risks associated with the inherent uncertainty of the timing and success of product research, development and commercialization (including with respect to the Company’s pipeline products), drug pricing and payment for the Company’s products by government and third-party payors, manufacturing (including government regulation of manufacturing operations), data generated on the safety and efficacy of the Company’s products, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, global business operations, product liability and other types of litigation, the impact of legislation and regulatory compliance, intellectual property rights, strategic relationships with third parties, environmental liabilities, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A. Risk Factors.” The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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